UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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ATMEL CORPORATION
(Name of Registrant as Specified In Its Charter)

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The following press release was issued by Atmel Corporation on December 15, 2008.

N E W S R E L E A S E

     Atmel Comments on Microchip Announcement

SAN JOSE, CA, December 15, 2008 . . . . Atmel® Corporation (NASDAQ: ATML) today issued the following statement in response to the announcement that Microchip Technology Inc. (NASDAQ: MCHP) may seek to elect a slate of seven director representatives at Atmel’s 2009 Annual Meeting of Stockholders:

Atmel believes that Microchip’s announcement that it may seek to replace Atmel’s highly qualified and independent directors is not in the best interest of Atmel’s stockholders, and that the announcement only serves to advance Microchip’s agenda as a major competitor. It is unfortunate that after withdrawing its inadequate, opportunistic and highly conditional acquisition proposal just six days after publicly stating that it was “fully committed,” Microchip has now chosen to potentially pursue a costly and disruptive proxy contest merely “to preserve Microchip's flexibility”.

Atmel believes that Atmel’s independent directors will better serve the Company’s stockholders than a board comprised of Microchip nominees. Atmel’s Board and management team will continue to take all appropriate steps to protect Atmel stockholders’ interests and ensure that they, not Microchip, receive the full value inherent in the Company.

Atmel will present details regarding its Board’s recommended slate of director nominees for its 2009 Annual Meeting in the Company’s definitive proxy statement and other materials, including its WHITE Proxy Card.

Morgan Stanley and Credit Suisse are serving as financial advisors, and Wachtell, Lipton Rosen & Katz is serving as legal counsel, to Atmel.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, non-volatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.

Additional Information
Microchip Technology Incorporated (“Microchip”) has announced that it has proposed an alternate slate of directors for election at Atmel's 2009 annual meeting of stockholders. Atmel will file a proxy statement and other relevant documents concerning its annual meeting with the Securities and Exchange Commission. Its stockholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information. Stockholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by Atmel with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atmel will be available free of charge from Atmel. Atmel and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Atmel against any Microchip proposal made at the annual meeting.

Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission. Information regarding Atmel’s directors and executive officers is available in Atmel’s SEC filings (including Atmel’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Proxy Statement for its 2008 annual meeting of stockholders).

Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about new product introductions, markets for our products and market share gains, restructuring initiatives, manufacturing optimization, cost savings, strategies and future operating and financial performance. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, the inability to realize the anticipated benefits of our recent strategic transactions, restructuring plans and other initiatives in a timely manner or at all, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, the market price of our common stock, unfavorable results of legal proceedings, impact of any future proxy contest or any future proposal by Microchip to acquire Atmel, and the Company's response thereto, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K for the year ended De-cember 31, 2007, filed on February 29, 2008, and our subsequent Form 10-Q reports.

Investor Contact:	Media Contact:
Robert Pursel	Barrett Golden / Sharon Stern
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449

Alan Miller
Innisfree M & A Incorporated
212-750-5833